Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of the Yacktman Funds, which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Milwaukee, Wisconsin
April 28, 2006